UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

LEXMARK INTERNATIONAL INC.

(Name of Issuer)

Class A Common Stock, $0.01 par value

(Title of Class of Securities)

529771107

(CUSIP Number)

Paul Friedman

BlueMountain Capital Management, LLC

280 Park Avenue, 5th Floor East

New York, New York 10017

212-905-3990

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 29, 2013

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 529771107	Page 2 of 33

(1)	Name of reporting persons. BlueMountain Capital Management, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 5,815,001
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 5,815,001
(11)	Aggregate amount beneficially owned by each reporting person 5,815,001
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 9.2%
(14)	Type of reporting person (see instructions) IA

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 3 of 33

(1)	Name of reporting persons. BlueMountain GP Holdings, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 5,116,870
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 5,116,870
(11)	Aggregate amount beneficially owned by each reporting person 5,116,870
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 8.1%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 4 of 33

(1)	Name of reporting persons. Blue Mountain Credit Alternatives Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,447,669
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,447,669
(11)	Aggregate amount beneficially owned by each reporting person 2,447,669
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 3.9%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 5 of 33

(1)	Name of reporting persons. Blue Mountain CA Master Fund, GP, Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,447,669
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,447,669
(11)	Aggregate amount beneficially owned by each reporting person 2,447,669
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 3.9%
(14)	Type of reporting person (see instructions) CO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 6 of 33

(1)	Name of reporting persons. BlueMountain Long/Short Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 569,322
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 569,322
(11)	Aggregate amount beneficially owned by each reporting person 569,322
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.9%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 7 of 33

(1)	Name of reporting persons. BlueMountain Long/Short Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 569,322
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 569,322
(11)	Aggregate amount beneficially owned by each reporting person 569,322
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.9%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 8 of 33

(1)	Name of reporting persons. BlueMountain Distressed Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 144,640
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 144,640
(11)	Aggregate amount beneficially owned by each reporting person 144,640
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 9 of 33

(1)	Name of reporting persons. BlueMountain Distressed GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 144,640
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 144,640
(11)	Aggregate amount beneficially owned by each reporting person 144,640
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 10 of 33

(1)	Name of reporting persons. BlueMountain Strategic Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 307,349
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 307,349
(11)	Aggregate amount beneficially owned by each reporting person 307,349
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.5%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 11 of 33

(1)	Name of reporting persons. BlueMountain Strategic Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 307,349
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 307,349
(11)	Aggregate amount beneficially owned by each reporting person 307,349
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.5%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 12 of 33

(1)	Name of reporting persons. BlueMountain Timberline Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 153,061
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 153,061
(11)	Aggregate amount beneficially owned by each reporting person 153,061
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%
(14)	Type of reporting person (see instructions) CO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 13 of 33

(1)	Name of reporting persons. BlueMountain Credit Opportunities Master Fund I L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,525,919
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,525,919
(11)	Aggregate amount beneficially owned by each reporting person 1,525,919
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.4%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 14 of 33

(1)	Name of reporting persons. BlueMountain Credit Opportunities GP I, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,525,919
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,525,919
(11)	Aggregate amount beneficially owned by each reporting person 1,525,919
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.4%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 15 of 33

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 121,971
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 121,971
(11)	Aggregate amount beneficially owned by each reporting person 121,971
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 16 of 33

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 121,971
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 121,971
(11)	Aggregate amount beneficially owned by each reporting person 121,971
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 17 of 33

(1)	Name of reporting persons. AAI BlueMountain Fund Plc*
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Ireland
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 72,566
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 72,566
(11)	Aggregate amount beneficially owned by each reporting person 72,566
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%
(14)	Type of reporting person (see instructions) CO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.
*	The shares of Common Stock are owned by BlueMountain Long/Short Credit and Distressed Reflection Fund, a sub-fund of AAI BlueMountain Fund Plc.

SCHEDULE 13D

CUSIP No. 529771107	Page 18 of 33

(1)	Name of reporting persons. BlueMountain Long Short Grasmoor Fund Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 89,605
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 89,605
(11)	Aggregate amount beneficially owned by each reporting person 89,605
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%
(14)	Type of reporting person (see instructions) CO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 19 of 33

(1)	Name of reporting persons. BlueMountain Montenvers Master Fund SCA SICAV-SIF
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 382,899
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 382,899
(11)	Aggregate amount beneficially owned by each reporting person 382,899
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.6%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 20 of 33

(1)	Name of reporting persons. BlueMountain Montenvers GP S.à.r.l.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 382,899
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 382,899
(11)	Aggregate amount beneficially owned by each reporting person 382,899
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.6%
(14)	Type of reporting person (see instructions) CO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 21 of 33

ITEM 1.	Security of the Issuer.

This Amendment No. 4 (this “Amendment No. 4”) amends the Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2013, as amended by Amendment No. 1 to the Schedule 13D filed on June 5, 2013, Amendment No. 2 to the Schedule 13D filed on June 12, 2013 and Amendment No. 3 to the Schedule 13D filed on June 13, 2013, relating to the Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Lexmark International, Inc., a Delaware corporation (the “Issuer”). The Issuer’s principal executive office is located at One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550. Unless specifically amended hereby, the disclosures set forth in the Schedule 13D remain unchanged.

ITEM 3.	Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby deleted and replaced with the following:

All of the funds used in the acquisition of such Common Stock by such Reporting Persons came from the working capital of such Reporting Persons. The amount of funds expended to date in making such acquisition is $118,490,638.45 (including commissions, premiums and fees), as further detailed in Item 5(c) hereof.

ITEM 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended by deleting the reference to “5,129,101” in the first sentence thereof and replacing it with “5,815,001.”

ITEM 5.	Interest in Securities of the Issuer.

Paragraphs (a), (b) and (c) of Item 5 of the Schedule 13D are hereby deleted and replaced with the following:

(a) and (b) The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922. The 5,815,001 shares of Common Stock beneficially owned, in the aggregate, by the BlueMountain Funds as of July 29, 2013, represent approximately 9.2% of the issued and outstanding shares of Common Stock of the Issuer, with such percentage calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. A further detailed breakdown of the Reporting Persons’ beneficial ownership of Common Stock is as follows:

A.	Investment Manager

(a)	Amount beneficially owned: 5,815,001

Percent of class: 9.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 5,815,001.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 5,815,001.

SCHEDULE 13D

CUSIP No. 529771107	Page 22 of 33

B.	Ultimate General Partner

(a)	Amount beneficially owned: 5,116,870

Percent of class: 8.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 5,116,870.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 5,116,870.

C.	Credit Alternatives

(a)	Amount beneficially owned: 2,447,669

Percent of class: 3.9%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 2,447,669.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 2,447,669.

D.	BMCA GP

(a)	Amount beneficially owned: 2,447,669

Percent of class: 3.9%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 2,447,669.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 2,447,669.

SCHEDULE 13D

CUSIP No. 529771107	Page 23 of 33

E.	Long/Short Credit

(a)	Amount beneficially owned: 569,322

Percent of class: 0.9%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 569,322.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 569,322.

F.	Long/Short Credit GP

(a)	Amount beneficially owned: 569,932

Percent of class: 0.9%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 569,322.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 569,322.

G.	Distressed

(a)	Amount beneficially owned: 144,640

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 144,640.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 144,640.

H.	Distressed GP

(a)	Amount beneficially owned: 144,640

Percent of class: 0.2%

SCHEDULE 13D

CUSIP No. 529771107	Page 24 of 33

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 144,640.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 144,640.

I.	Strategic Credit

(a)	Amount beneficially owned: 307,349

Percent of class: 0.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 307,349.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 307,349.

J.	Strategic Credit GP

(a)	Amount beneficially owned: 307,349

Percent of class: 0.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 307,349.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 307,349.

K.	Timberline

(a)	Amount beneficially owned: 153,061

Percent of class: 0.2%

SCHEDULE 13D

CUSIP No. 529771107	Page 25 of 33

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 153,061.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 153,061.

L.	Kicking Horse

(a)	Amount beneficially owned: 121,971

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 121,971.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 121,971.

M.	Kicking Horse GP

(a)	Amount beneficially owned: 121,971

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 121,971.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 121,971.

N.	AAI

(a)	Amount beneficially owned: 72,566

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 72,566.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 72,566.

O.	COF

(a)	Amount beneficially owned: 1,525,919

Percent of class: 2.4%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

SCHEDULE 13D

CUSIP No. 529771107	Page 26 of 33

(ii)	Shared power to vote or to direct the vote 1,525,919.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,525,919.

P.	COF GP

(a)	Amount beneficially owned: 1,525,919

Percent of class: 2.4%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,525,919.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,525,919.

Q.	Grasmoor

(a)	Amount beneficially owned: 89,605

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 89,605.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 89,605.

R.	Montenvers

(a)	Amount beneficially owned: 382,889

Percent of class: 0.6%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 382,889.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 382,889.

S.	Montenvers GP

(a)	Amount beneficially owned: 382,889

Percent of class: 0.6%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 382,889.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 382,889.

(c) The following transactions in the Common Stock were effected by the Reporting Persons after June 12, 2013:

TradeDt	InsType	Fund	Ticker	BbSector	Ccy	Number	ExecPrc	EqyType	Cpty	Remark
7/29/2013	Eqy	Strategic Credit	LXK	Equity	USD	2,356	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Montenvers	LXK	Equity	USD	2,944	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Grasmoor	LXK	Equity	USD	679	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Distressed	LXK	Equity	USD	1,087	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	AAI	LXK	Equity	USD	544	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	COF	LXK	Equity	USD	11,733	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Kicking Horse	LXK	Equity	USD	951	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Long/Short Credit	LXK	Equity	USD	5,074	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Timberline	LXK	Equity	USD	1,178	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Credit Alternatives	LXK	Equity	USD	18,754	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Strategic Credit	LXK	Equity	USD	4,914	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Montenvers	LXK	Equity	USD	6,142	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Grasmoor	LXK	Equity	USD	1,418	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Distressed	LXK	Equity	USD	2,268	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	AAI	LXK	Equity	USD	1,134	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	COF	LXK	Equity	USD	24,475	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Kicking Horse	LXK	Equity	USD	1,985	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Long/Short Credit	LXK	Equity	USD	10,584	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Timberline	LXK	Equity	USD	2,457	36.93503	Stock	CSFBNY	Open market transaction
7/29/2013	Eqy	Credit Alternatives	LXK	Equity	USD	39,123	36.93503	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Strategic Credit	LXK	Equity	USD	3,921	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Montenvers	LXK	Equity	USD	4,901	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Grasmoor	LXK	Equity	USD	1,131	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Distressed	LXK	Equity	USD	1,810	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	AAI	LXK	Equity	USD	905	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	COF	LXK	Equity	USD	19,528	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Kicking Horse	LXK	Equity	USD	1,583	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Long/Short Credit	LXK	Equity	USD	8,445	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Timberline	LXK	Equity	USD	1,960	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Credit Alternatives	LXK	Equity	USD	31,216	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Strategic Credit	LXK	Equity	USD	4,134	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Montenvers	LXK	Equity	USD	5,167	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Grasmoor	LXK	Equity	USD	1,193	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Distressed	LXK	Equity	USD	1,908	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	AAI	LXK	Equity	USD	954	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	COF	LXK	Equity	USD	20,590	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Kicking Horse	LXK	Equity	USD	1,670	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Long/Short Credit	LXK	Equity	USD	8,904	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Timberline	LXK	Equity	USD	2,067	36.76317	Stock	CSFBNY	Open market transaction
7/26/2013	Eqy	Credit Alternatives	LXK	Equity	USD	32,913	36.76317	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Strategic Credit	LXK	Equity	USD	6,496	36.9381	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	COF	LXK	Equity	USD	32,246	36.9381	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Montenvers	LXK	Equity	USD	8,092	36.9381	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Grasmoor	LXK	Equity	USD	1,895	36.9381	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Kicking Horse	LXK	Equity	USD	2,576	36.9381	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	AAI	LXK	Equity	USD	1,536	36.9381	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Long/Short Credit	LXK	Equity	USD	11,930	36.9381	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Timberline	LXK	Equity	USD	3,234	36.9381	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Credit Alternatives	LXK	Equity	USD	51,735	36.9381	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Distressed	LXK	Equity	USD	3,060	36.9381	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	AAI	LXK	Equity	USD	2,576	36.9636	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Timberline	LXK	Equity	USD	3,210	36.9636	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Strategic Credit	LXK	Equity	USD	4,202	36.9636	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Long/Short Credit	LXK	Equity	USD	6,339	36.9636	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Kicking Horse	LXK	Equity	USD	1,650	36.9636	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Grasmoor	LXK	Equity	USD	2,592	36.9636	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Distressed	LXK	Equity	USD	1,955	36.9636	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Credit Alternatives	LXK	Equity	USD	33,736	36.9636	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	COF	LXK	Equity	USD	20,991	36.9636	Stock	CSFBNY	Open market transaction
7/25/2013	Eqy	Montenvers	LXK	Equity	USD	5,249	36.9636	Stock	CSFBNY	Open market transaction
7/10/2013	Eqy	Strategic Credit	LXK	Equity	USD	1,499	32.84488	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Montenvers	LXK	Equity	USD	1,874	32.84488	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Grasmoor	LXK	Equity	USD	433	32.84488	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Distressed	LXK	Equity	USD	692	32.84488	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	AAI	LXK	Equity	USD	346	32.84488	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	COF	LXK	Equity	USD	7,467	32.84488	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Kicking Horse	LXK	Equity	USD	605	32.84488	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Long/Short Credit	LXK	Equity	USD	3,229	32.84488	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Timberline	LXK	Equity	USD	750	32.84488	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Credit Alternatives	LXK	Equity	USD	11,936	32.84488	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Strategic Credit	LXK	Equity	USD	1,644	32.45994	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Montenvers	LXK	Equity	USD	2,075	32.45994	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Grasmoor	LXK	Equity	USD	497	32.45994	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Distressed	LXK	Equity	USD	715	32.45994	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	AAI	LXK	Equity	USD	398	32.45994	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	COF	LXK	Equity	USD	8,267	32.45994	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Kicking Horse	LXK	Equity	USD	697	32.45994	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Long/Short Credit	LXK	Equity	USD	4,930	32.45994	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Timberline	LXK	Equity	USD	862	32.45994	Stock	BARCLN	Open market transaction
7/10/2013	Eqy	Credit Alternatives	LXK	Equity	USD	13,084	32.45994	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Strategic Credit	LXK	Equity	USD	138	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Montenvers	LXK	Equity	USD	172	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Grasmoor	LXK	Equity	USD	39	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Distressed	LXK	Equity	USD	65	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	AAI	LXK	Equity	USD	31	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	COF	LXK	Equity	USD	684	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Kicking Horse	LXK	Equity	USD	54	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Long/Short Credit	LXK	Equity	USD	252	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Timberline	LXK	Equity	USD	68	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Credit Alternatives	LXK	Equity	USD	1,097	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Strategic Credit	LXK	Equity	USD	69	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Montenvers	LXK	Equity	USD	85	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Grasmoor	LXK	Equity	USD	20	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Distressed	LXK	Equity	USD	32	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	AAI	LXK	Equity	USD	16	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	COF	LXK	Equity	USD	342	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Kicking Horse	LXK	Equity	USD	28	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Long/Short Credit	LXK	Equity	USD	126	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Timberline	LXK	Equity	USD	33	29.49351	Stock	BARCLN	Open market transaction
6/25/2013	Eqy	Credit Alternatives	LXK	Equity	USD	549	29.49351	Stock	BARCLN	Open market transaction
6/20/2013	Eqy	Strategic Credit	LXK	Equity	USD	1,436	30.67687	Stock	BARCLN	Open market transaction
6/20/2013	Eqy	Montenvers	LXK	Equity	USD	1,789	30.67687	Stock	BARCLN	Open market transaction
6/20/2013	Eqy	Grasmoor	LXK	Equity	USD	406	30.67687	Stock	BARCLN	Open market transaction
6/20/2013	Eqy	Distressed	LXK	Equity	USD	678	30.67687	Stock	BARCLN	Open market transaction
6/20/2013	Eqy	AAI	LXK	Equity	USD	325	30.67687	Stock	BARCLN	Open market transaction
6/20/2013	Eqy	COF	LXK	Equity	USD	7,127	30.67687	Stock	BARCLN	Open market transaction
6/20/2013	Eqy	Kicking Horse	LXK	Equity	USD	569	30.67687	Stock	BARCLN	Open market transaction
6/20/2013	Eqy	Long/Short Credit	LXK	Equity	USD	2,629	30.67687	Stock	BARCLN	Open market transaction
6/20/2013	Eqy	Timberline	LXK	Equity	USD	705	30.67687	Stock	BARCLN	Open market transaction
6/20/2013	Eqy	Credit Alternatives	LXK	Equity	USD	11,436	30.67687	Stock	BARCLN	Open market transaction
6/19/2013	Eqy	Strategic Credit	LXK	Equity	USD	2,650	30.69936	Stock	BARCLN	Open market transaction
6/19/2013	Eqy	Montenvers	LXK	Equity	USD	3,300	30.69936	Stock	BARCLN	Open market transaction
6/19/2013	Eqy	Grasmoor	LXK	Equity	USD	750	30.69936	Stock	BARCLN	Open market transaction
6/19/2013	Eqy	Distressed	LXK	Equity	USD	1,250	30.69936	Stock	BARCLN	Open market transaction
6/19/2013	Eqy	AAI	LXK	Equity	USD	600	30.69936	Stock	BARCLN	Open market transaction
6/19/2013	Eqy	COF	LXK	Equity	USD	13,150	30.69936	Stock	BARCLN	Open market transaction
6/19/2013	Eqy	Kicking Horse	LXK	Equity	USD	1,050	30.69936	Stock	BARCLN	Open market transaction
6/19/2013	Eqy	Long/Short Credit	LXK	Equity	USD	4,850	30.69936	Stock	BARCLN	Open market transaction
6/19/2013	Eqy	Timberline	LXK	Equity	USD	1,300	30.69936	Stock	BARCLN	Open market transaction
6/19/2013	Eqy	Credit Alternatives	LXK	Equity	USD	21,100	30.69936	Stock	BARCLN	Open market transaction

TradeDt	InsType	Fund	UndTicker	Strike	Type	Expiry	ExStyle	Settle	Mult	Number	Price	Cpty	Remark
7/10/2013	EqyOpt	Credit Alternatives	LXK	30	Call	1/18/2014	american	physical	100	3	4.8	WOESCH	Open market transaction
7/10/2013	EqyOpt	COF	LXK	30	Call	1/18/2014	american	physical	100	111	4.8	WOESCH	Open market transaction
7/10/2013	EqyOpt	Structured Credit	LXK	30	Call	1/18/2014	american	physical	100	22	4.8	WOESCH	Open market transaction
7/10/2013	EqyOpt	Montenvers	LXK	30	Call	1/18/2014	american	physical	100	28	4.8	WOESCH	Open market transaction
7/10/2013	EqyOpt	Grasmoor	LXK	30	Call	1/18/2014	american	physical	100	7	4.8	WOESCH	Open market transaction
7/10/2013	EqyOpt	Distressed	LXK	30	Call	1/18/2014	american	physical	100	10	4.8	WOESCH	Open market transaction
7/10/2013	EqyOpt	AAI	LXK	30	Call	1/18/2014	american	physical	100	5	4.8	WOESCH	Open market transaction
7/10/2013	EqyOpt	Kicking Horse	LXK	30	Call	1/18/2014	american	physical	100	9	4.8	WOESCH	Open market transaction
7/10/2013	EqyOpt	Long/Short Credit	LXK	30	Call	1/18/2014	american	physical	100	48	4.8	WOESCH	Open market transaction
7/10/2013	EqyOpt	Timberline	LXK	30	Call	1/18/2014	american	physical	100	11	4.8	WOESCH	Open market transaction
7/10/2013	EqyOpt	Credit Alternatives	LXK	30	Call	1/18/2014	american	physical	100	175	4.8	WOESCH	Open market transaction

SCHEDULE 13D

CUSIP No. 529771107	Page 27 of 33

The Investment Manager, each General Partner and the Ultimate General Partner, each expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

None of the Reporting Persons beneficially own any other shares of Common Stock of the Issuer.

ITEM 7.	Material to be Filed as Exhibits.

The following shall be added to the end of Item 7.

1.	Joint Filing Agreement dated July 30, 2013, attached as Exhibit 4 hereto.

SCHEDULE 13D

CUSIP No. 529771107	Page 28 of 33

SIGNATURES

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: July 30, 2013

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.
BY: BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN LONG/SHORT CREDIT MASTER FUND L.P.
BY: BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED MASTER FUND L.P.
BY: BLUEMOUNTAIN DISTRESSED GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

SCHEDULE 13D

CUSIP No. 529771107	Page 29 of 33

BLUEMOUNTAIN DISTRESSED GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P.
BY: BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN TIMBERLINE LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN LONG SHORT GRASMOOR FUND LTD.
BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT AND DISTRESSED REFLECTION FUND,
A SUB-FUND OF AAI BLUEMOUNTAIN FUND PLC
BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND L.P.
BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

SCHEDULE 13D

CUSIP No. 529771107	Page 30 of 33

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P.
BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG SHORT GRASMOOR FUND LTD.
BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF
BY: BLUEMOUNTAIN MONTENVERS GP S.à.r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

BLUEMOUNTAIN MONTENVERS GP S.à.r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)